Exhibit 99.1
SYSCO REPORTS FOURTH QUARTER DILUTED EPS OF $0.53
FISCAL YEAR 2009 DILUTED EPS OF $1.77
HOUSTON, August 10, 2009 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth quarter and 52 weeks of fiscal 2009 ended June 27, 2009.
Fourth Quarter Fiscal 2009 Highlights
•	Sales were $9.1 billion, a decrease of 6.6% from $9.7 billion in the fourth quarter of fiscal 2008.

•	Operating income was $540 million, a decrease of 3.3% compared to $559 million in last year’s fourth quarter.

•	Diluted earnings per share (EPS) was $0.53, a decrease of 3.6% compared to $0.55 in last year’s fourth quarter.
Fiscal 2009 Highlights
•	Sales of $36.9 billion were 1.8% lower compared to $37.5 billion in the prior year.

•	Operating income of $1.9 billion was down less than 1% compared to last year’s 52 weeks.

•	Diluted EPS was $1.77, a decrease of 2.2% compared to $1.81 in the prior year.
     “The fiscal year results reflect the impact of effective cost management throughout the organization and our committed associates who deliver outstanding service to our customers,” said Bill DeLaney, Sysco’s chief executive officer. “Although market conditions remain difficult, Sysco’s industry leadership position remained strong during fiscal 2009 and should further improve when the economy recovers.”
Fourth Quarter Fiscal 2009 Summary
     Sales for the fourth quarter were $9.1 billion, a decrease of 6.6% compared to the same period last year. Food cost inflation, as measured by the change in Sysco’s cost of goods, was 0.5% percent for the quarter. Sales from acquisitions (less than 12 months) increased sales by 0.6%. The impact of changes in Canadian exchange rates for the quarter reduced sales by 1.3%.

     Operating income for the fourth quarter was $540 million, a decrease of 3.3% over the same period last year. Diluted EPS decreased 3.6% from the fourth quarter of fiscal 2008 to $0.53. Diluted EPS was favorably impacted by $0.03 due to the higher cash surrender value of COLI, compared to no COLI-related impact in the same period last year.
     Operating expenses decreased $120 million for the fourth quarter of fiscal 2009 as compared to the prior year period. The decrease in operating expenses was primarily a result of declining payroll expense related to reduced headcount and lower incentive compensation, partially offset by increased bad debt expense. The decrease in operating expenses was also impacted by a net $36 million reduction in certain expenses, as outlined in the table below:

	Impact of certain expense items
	4Q09	4Q08	Operating expense impact
(000’s)	Expense	Expense	Better / (Worse)

Cash surrender value of COLI	($19,472)	($575)	$18,897
Multi-employer pension plans	0	12,900	$12,900
Company-sponsored pensions	22,538	16,459	($6,079)
Stock compensation expense	9,286	19,496	$10,210

Net impact to operating expenses	$12,352	$48,280	$35,928
Fiscal 2009 Summary
     Sales for fiscal 2009 were $36.9 billion, down 1.8% compared to the prior year. Food cost inflation, as measured by the change in Sysco’s cost of goods, was 4.7% for the fiscal year. Sales from acquisitions (less than 12 months) increased sales by 0.1%. The impact of changes in Canadian exchange rates for the fiscal year reduced sales by 1.2%.
     Operating income for fiscal 2009 was $1.9 billion, down less than 1% compared to the prior year. Diluted EPS of $1.77 was 2.2% lower than in the prior year. Diluted EPS was unfavorably impacted by $0.07 due to the lower cash surrender value of COLI, compared to a $0.01 unfavorable impact in the same period last year.
     Operating expenses decreased $151 million for fiscal 2009 as compared to the prior year. The decrease in operating expenses was principally a result of declining payroll expenses related to reduced headcount and lower incentive compensation, partially offset by increased bad debt expense and a net $21 million increase in certain expenses, as outlined in the table below:

	Impact of certain expense items
	FY 2009	FY 2008	Operating expense impact
(000’s)	Expense	Expense	Better / (Worse)

Cash surrender value of COLI	$43,812	$8,718	($35,094)
Multi-employer pension plans	9,585	22,310	$12,725
Company-sponsored pensions	88,714	65,836	($22,878)
Stock compensation expense	56,030	80,650	$24,620

Net impact to operating expenses	$198,141	$177,514	($20,627)
     Net earnings for fiscal 2009 were unfavorably impacted by a 40.4% tax rate for fiscal 2009 compared to 38.3% in the prior year. The primary contributors to this high tax rate were additional provisions for tax contingencies and the $44 million COLI loss noted above, which is not deductible for tax purposes.
Capital Spending
     Capital expenditures totaled $150 million and $465 million for the fourth quarter and fiscal 2009, respectively. The primary areas for investments included facility replacements and expansions, technology, and additions and replacements to Sysco’s fleet. Looking forward, the company projects fiscal 2010 capital expenditures will be in the range of $600 million to $650 million.
Conference Call & Webcast
     Sysco’s fourth quarter 2009 earnings conference call will be held on Monday, August 10, 2009 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 186 distribution facilities serving approximately 400,000 customers. For the fiscal year 2009 that ended June 27, 2009, the company generated more than $36 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the company’s ability to improve its industry position and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to Sysco’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; Sysco’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; risks related to the Company’s implementation of its enterprise wide integrated software project, including the risk that the project may not be successfully implemented or may not prove cost effective; and internal factors such as the ability to control expenses. Earnings are also impacted by COLI, pension expense, and option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2008 as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended		13-Week Period Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Sales	$36,853,330	$37,522,111	$9,086,748	$9,730,205
Cost of sales	29,816,999	30,327,254	7,324,162	7,828,791

Gross margin	7,036,331	7,194,857	1,762,586	1,901,414
Operating expenses	5,164,120	5,314,908	1,222,314	1,342,754

Operating income	1,872,211	1,879,949	540,272	558,660
Interest expense	116,322	111,541	33,279	27,511
Other income, net	(14,945)	(22,930)	(3,395)	(4,270)

Earnings before income taxes	1,770,834	1,791,338	510,388	535,419
Income taxes	714,886	685,187	195,074	201,306

Net earnings	$1,055,948	$1,106,151	$315,314	$334,113

Net earnings:
Basic earnings per share	$1.77	$1.83	$0.53	$0.56
Diluted earnings per share	1.77	1.81	0.53	0.55

Average shares outstanding	595,127,577	605,905,545	590,550,464	601,481,271
Diluted shares outstanding	596,069,204	610,970,783	591,045,208	605,081,076

Dividends declared per common share	$0.94	$0.85	$0.24	$0.22
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share Data)

	June 27, 2009	June 28, 2008
ASSETS
Current assets
Cash and cash equivalents	$1,087,084	$551,552
Accounts and notes receivable, less allowances of $36,078 and $31,730	2,468,511	2,723,189
Inventories	1,650,666	1,836,478
Prepaid expenses and other current assets	64,418	63,814
Prepaid income taxes	105,206	—

Total current assets	5,375,885	5,175,033
Plant and equipment at cost, less depreciation	2,979,200	2,889,790
Other assets
Goodwill	1,510,795	1,413,224
Intangibles, less amortization	121,089	87,528
Restricted cash	93,858	92,587
Prepaid pension cost	26,746	215,159
Other assets	214,252	208,972

Total other assets	1,966,740	2,017,470

Total assets	$10,321,825	$10,082,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,856,887	$2,048,759
Accrued expenses	797,756	917,892
Accrued income taxes	—	11,665
Deferred taxes	568,045	516,131
Current maturities of long-term debt	9,163	4,896

Total current liabilities	3,231,851	3,499,343
Other liabilities
Long-term debt	2,467,486	1,975,435
Deferred taxes	484,659	540,330
Other long-term liabilities	688,127	658,199

Total other liabilities	3,640,272	3,173,964
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	760,352	712,208
Retained earnings	6,539,890	6,041,429
Accumulated other comprehensive (loss) income	(277,986)	(68,768)
Treasury stock, 178,148,403 and 163,942,358 shares	(4,337,729)	(4,041,058)

Total shareholders’ equity	3,449,702	3,408,986

Total liabilities and shareholders’ equity	$10,321,825	$10,082,293

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	52-Week Period Ended
	June 27, 2009	June 28, 2008
Cash flows from operating activities:
Net earnings	$1,055,948	$1,106,151
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	56,030	80,650
Depreciation and amortization	382,339	372,529
Deferred tax provision	683,616	643,480
Provision for losses on receivables	74,638	32,184
(Gain) on sale of assets	(3,586)	(2,747)
Additional investment in certain assets and liabilities, net of effect of businesses ac quired:
Decrease (increase) in receivables	188,748	(128,017)
Decrease (increase) in inventories	177,590	(110,925)
(Increase) decrease in prepaid expenses and other current assets	(678)	59,896
(Decrease) increase in accounts payable	(192,692)	54,451
(Decrease) in accrued expenses	(120,314)	(22,721)
(Decrease) in accrued income taxes	(717,523)	(509,783)
(Increase) decrease in other assets	(15,701)	11,926
Increase in other long-term liabilities and prepaid pension cost, net	16,847	13,459
Excess tax benefits from share-based compensation arrangements	(2,921)	(4,404)

Net cash provided by operating activities	1,582,341	1,596,129

Cash flows from investing activities:
Additions to plant and equipment	(464,561)	(515,963)
Proceeds from sales of plant and equipment	25,244	13,320
Acquisition of businesses, net of cash acquired	(218,075)	(55,259)
(Increase) decrease in restricted cash	(1,271)	2,342

Net cash used for investing activities	(658,663)	(555,560)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	(550,726)
Other debt borrowings	506,611	757,972
Other debt repayments	(10,173)	(7,628)
Debt issuance costs	(3,693)	(4,192)
Common stock reissued from treasury	111,780	128,238
Treasury stock purchases	(438,843)	(529,179)
Dividends paid	(548,246)	(497,467)
Excess tax benefits from share-based compensation arrangements	2,921	4,404

Net cash used for financing activities	(379,643)	(698,578)

Effect of exchange rates on cash	(8,503)	1,689

Net increase in cash and cash equivalents	535,532	343,680
Cash and cash equivalents at beginning of period	551,552	207,872

Cash and cash equivalents at end of period	$1,087,084	$551,552

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$108,608	$98,330
Income taxes	735,772	530,169
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	52-Week Period Ended		13-Week Period Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Sales:
Broadline	$29,234,199	$29,824,553	$7,258,134	$7,739,696
SYGMA	4,839,036	4,574,880	1,183,991	1,203,187
Other	3,242,115	3,590,738	763,842	908,723
Intersegment	(462,020)	(468,060)	(119,219)	(121,401)

Total	$36,853,330	$37,522,111	$9,086,748	$9,730,205

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	52-Week Period Ended		13-Week Period Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Sysco Brand Sales as a % of MA-Served Sales	48.47%	50.75%	47.38%	50.02%
Sysco Brand Sales as a % of Total Broadline Sales	39.39%	41.57%	38.64%	41.03%
MA-Served Sales as a % of Total Broadline Sales	47.40%	48.10%	48.10%	48.70%
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